UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): September 12, 2016

PATRIOT NATIONAL BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Connecticut	000-29599	06-1559137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

900 Bedford Street, Stamford, Connecticut 06901

(Address of Principal Executive Offices) (Zip Code)

(203) 324-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On September 16, 2016, the Audit Committee of the Board of Directors (the “Board”) of Patriot National Bancorp, Inc. (the “Company”), upon the recommendation of new management, determined that the consolidated financial statements (the “Previously Issued Financial Statements”) as of and for the quarterly period ended June 30, 2016 (the “Restated Period”) presented in the Company’s Quarterly Report on Form 10-Q (the “Original Filing”) previously filed by the Company with the Securities and Exchange Commission should no longer be relied upon as a result of a material change described below. Similarly, earnings releases, press releases, regulatory filings and investor communications for the Restated Period or describing the Previously Issued Financial Statements should no longer be relied upon.

Under the direction of new executive management, the Company has determined to increase the loan loss reserve for one specific loan due to information and further analysis regarding the full collectability of this loan. To fully reserve for this loan, an increase in the Company’s loan loss provision for the three months ended June 30, 2016, of $1,959,128 is required. As a result, the Company’s net income was reduced to $71,084 and to a net loss of $582,313 for the six and three months ended June 30, 2016, respectively.

Despite the Company’s position that this loan should be fully reserved as of June 30, 2016, the Company has commenced recovery actions across all available avenues, including insurance coverage and claims against third parties. Potentially responsive insurance coverage, under which the Company has sought recovery, includes a Financial Institution Bond with a limit of liability of $5,000,000 above a $50,000 deductible. The Company will vigorously pursue its avenues of recovery, including insurance coverage and third party claims, and believes that its pursuit of these remedies will result in a substantial recovery of this loan in future period(s).

As soon as practicable, we intend to amend the Original Filing to reflect the restatement of the Previously Issued Financial Statements.

The Company’s management and the Audit Committee have discussed the matters disclosed under this Item 4.02 with the Company’s independent registered public accounting firm, BDO USA, LLP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL BANCORP, INC.

Date: September 16, 2016	By:	/s/ Neil McDonnell

Name: Neil McDonnell
Title: Executive Vice President & Chief Financial Officer